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                                                                    Exhibit 99.1


NEWS RELEASE - DECEMBER 4, 2002
Email: investor_relations@smartire.com
Contact: Susan Mader
1.800.982.2001/604.276.9884


        SMARTIRE AWARDED MULTI-YEAR CONTRACT FROM PREMIER AUTOMOTIVE OEM

   European car manufacturer selects SmarTire technology for future platforms

RICHMOND, BRITISH COLUMBIA, CANADA - December 4, 2002 - SmarTire Systems Inc. (Nasdaq: SMTR), a leading developer of tire pressure and temperature monitoring technology, has been awarded an eight-year contract by a premier European car manufacturer. Revenues are projected at between $3.7 and $6.2 million (U.S.) over the life of the contract with initial revenues beginning in mid-2003.

"Winning this OEM contract is a significant achievement for SmarTire," says Robert Rudman, President and Chief Executive Officer for SmarTire Systems Inc. "We believe that SmarTire offers the best tire monitoring solution available in the marketplace and this contract confirms that SmarTire products meet the stringent requirements set out by premier automotive manufacturers."

SmarTire is a pioneer and market leader in the development of direct measurement tire monitoring technology for all sectors of the automotive and transportation industries. Incorporated in 1987, SmarTire is a public company with offices in North America and the United Kingdom. Additional information can be found at www.smartire.com.


AL KOZAK

Al Kozak
Chief Operating Officer

This news release may include statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the anticipated demand for tire monitoring technology, sales of SmarTire's products and technology to original equipment manufacturers, the size of the market, the impact and scope of the new United States legislation, and the technical uncertainty of future products. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include general factors such as insufficient investor interest in the Company's securities, the impact of competitive products and pricing and general economic conditions as they affect the Company's customers, and specific risks such as the uncertainty of the requirements demanded and timing specified by U.S. government, reliance on third party manufacturers to produce SmarTire products and technology, and, the Company's ability to source product components in a timely manner. Readers should also refer to the risk disclosures outlined in the Company's annual report of Form 10-KSB for the last completed fiscal year filed with the SEC.